Exhibit 99.1

NEWS RELEASE

EDITORIAL CONTACT:	INVESTOR CONTACT:
Dave Kroll	Mike Haase
408-749-3310	408-749-3124
dave.kroll@amd.com	mike.haase@amd.com

Drew Prairie
512-602-4425 drew.prairie@amd.com

AMD REPORTS THIRD QUARTER RESULTS

– EPS of $0.18 Driven by All-Time Record Sales of $1.523 Billion –

– 44 Percent Year-on-Year Sales Growth in Microprocessors Highlighted by Accelerated Mobile Processor Sales –

SUNNYVALE, Calif. — Oct. 11, 2005 — AMD (NYSE:AMD) today reported sales of $1.523 billion and net income of $76 million, amounting to $0.18 per diluted share, for the quarter ended September 25, 2005.

Third quarter sales were up 23 percent compared to the third quarter of 2004 and increased 21 percent from the second quarter of 2005. In the third quarter of 2004, AMD reported sales of $1.239 billion and net income of $44 million, or $0.12 per diluted share. In the second quarter of 2005, AMD reported sales of $1.260 billion and net income of $11 million, or $0.03 per share. Operating income in the third quarter of 2005 was $79 million as compared to operating income of $68 million in the third quarter of 2004 and an operating loss of $7 million in the second quarter of 2005.

“This was another record-breaking quarter for AMD’s microprocessor business,” said Robert J. Rivet, AMD’s chief financial officer. “Exceptional customer demand for our server, mobile and desktop processors helped drive microprocessor sales growth of 44 percent compared to the third quarter of 2004 and 26 percent compared to the second quarter of 2005. We established new quarterly records in unit and dollar sales, gross margin and operating income.”

“Memory Products Group sales decreased 4 percent from the third quarter of 2004 but increased by 12 percent compared to the second quarter of 2005, driven by higher overall unit sales and record MirrorBit™ Flash sales. Increased shipments of

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high-density MirrorBit Flash solutions to the largest wireless OEM customers and a more balanced supply and demand environment helped stabilize the average selling price during the quarter,” Rivet continued.

BUSINESS OVERVIEW

Third quarter gross margin was 41 percent compared to 40 percent in the third quarter of 2004 and 39 percent in the second quarter of 2005. The increase was due to improved gross margins in both our microprocessor and Flash memory businesses.

Record Computation Product Group (CPG) sales of $969 million increased 44 percent from $673 million in the third quarter of 2004 and increased 26 percent from $767 million in the second quarter of 2005. CPG generated record operating income of $209 million in the third quarter, up from $89 million in the third quarter of 2004 and $110 million in the second quarter of 2005. CPG’s third quarter sales growth was driven by record server, mobile and desktop processor sales and a more than doubling of sales to large global OEM accounts compared to the third quarter of 2004. Record mobile processor sales were largely the result of a 72 percent increase quarter-on-quarter in AMD Turion 64™ mobile processor sales. Geographically, sales were especially strong in high-growth markets including Russia, India and Greater China.

Memory Products Group (MPG) sales of $516 million decreased 4 percent from $538 million in the third quarter of 2004 and increased 12 percent from $462 million in the second quarter of 2005. MPG reduced its operating loss to $50 million, from an operating loss of $90 million in the second quarter of 2005. The revenue increase over the second quarter of 2005 was driven by record unit sales, increased purchases by the largest global wireless OEMs, and a richer product mix. MirrorBit Flash sales increased 35 percent from the second quarter of 2005 on improved unit volumes and ASPs.

ADDITIONAL HIGHLIGHTS OF THE QUARTER

•	AMD continued to expand the breadth of its industry-leading AMD64 product portfolio, introducing in the quarter more than 20 new AMD Opteron™, AMD Turion 64, and AMD Athlon™ 64 processors.

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•	Based on overall performance and performance-per-watt leadership in the x86 server market, commercial adoption of AMD64 technology continues at a rapid pace. Today, more than 85 of the top 100 companies on the Forbes Global 2000 or their subsidiaries use AMD products. Companies that have recently joined these growing ranks include Saudi Aramco, Fidelity National Financial, Liberty Media, Manulife Financial of Japan, SKF Group and United Parcel Service.

•	Key global OEMs continued to expand their portfolios of AMD Opteron processor-based systems. Sun Microsystems introduced its new “Galaxy” family of servers and workstations powered by AMD Opteron multi-core processors. Fujitsu Siemens Computers also launched a new series of workstations based on the AMD Opteron processor.

•	Sun named AMD “Supplier of the Year” for extraordinary contributions to Sun’s stellar record of delivering top-quality technology and service to its customers.

•	AMD introduced the AMD Commercial Stable Image Platform (AMD CSIP) program. The AMD CSIP program offers a 15-month disk image stability period that reduces the number of platform configurations an IT organization must support while improving system manageability, lowering IT costs and increasing end-user productivity.

•	The AMD64 platform added to its long roster of awards. AMD’s industry-leading dual-core processors received a 2005 Popular Mechanics Breakthrough Award and were chosen to power the 10th annual Maximum PC Dream Machine. AMD also received “Best of Show” honors for best overall presence and products at Gartner Group’s Mid-Size Enterprise Summit.

•	Spansion demonstrated 1Gb ORNAND™ Flash memory based on 90 nanometer (nm) MirrorBit technology.

•	Casio Hitachi Mobile Communications began selling cellular handsets incorporating 512 Mb of Spansion MirrorBit NOR Flash memory, the highest-performance two-bit-per-cell technology currently in production.

•	Spansion and Taiwan Semiconductor Manufacturing Company (TSMC) announced a manufacturing agreement that will augment Spansion’s internal production of its 110 nm MirrorBit technology.

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CURRENT OUTLOOK

AMD’s outlook statements for the fourth quarter of 2005 are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions.

•	AMD expects fourth quarter microprocessor sales to grow between seven and 13 percent compared to the third quarter of 2005, which is a 42 to 50 percent increase from the fourth quarter of 2004.

•	Because of Spansion’s SEC Form S-1 filing, AMD is not providing guidance for the Flash memory business.

AMD TELECONFERENCE

AMD will hold a conference call for the financial community at 2:30 p.m. PT today to discuss quarterly financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its Web site at www.amd.com or www.streetevents.com. The webcast will be available for 10 days after the conference call.

CAUTIONARY STATEMENT

This release contains forward-looking statements concerning the fiscal quarter ending December 25, 2005, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that the forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from the company’s current expectations. Risks that the company considers to be the important factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the possibility that global business and economic conditions will worsen resulting in lower than currently expected sales in the fourth quarter of 2005; that Intel Corporation’s pricing, marketing programs, product bundling, new product introductions or other activities targeting the company’s microprocessor business will prevent attainment of the company’s current microprocessor sales plans; that demand for computers, and, in turn, demand for the company’s microprocessors will be lower than currently expected; that adoption of AMD64 products by OEMs will not continue to occur as expected; that demand for the company’s Flash memory products will be lower than currently expected; that

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Intel Corporation’s pricing, marketing programs, product bundling, new product introductions or other activities will negatively affect NOR Flash memory prices; that OEMs will increasingly choose NAND-based Flash memory products over NOR-based Flash memory products for their applications; that customer acceptance of MirrorBit technology will not continue to increase; that the company may not achieve its current product and technology introduction or implementation schedules; that the company will not be able to raise sufficient capital to enable it to establish leading-edge capacity to maintain its market positions and that solutions providers will not timely provide the infrastructure to support the company’s AMD64 technology. We urge investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended December 26, 2004 and the Quarterly Report on Form 10-Q for the quarter ended June 26, 2005.

ABOUT AMD

AMD (NYSE:AMD) designs and produces innovative microprocessors, Flash memory devices and low-power processor solutions for the computer, communications and consumer electronics industries. AMD is dedicated to delivering standards-based, customer-focused solutions for technology users, ranging from enterprises and governments to individual consumers. For more information visit www.amd.com.

AMD, the AMD Arrow logo, AMD Athlon, AMD Opteron, AMD Turion, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Spansion, MirrorBit, and ORNAND are trademarks of Spansion LLC. Other names used are for informational purposes only and may be trademarks of their respective owners.

Advanced Micro Devices, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands except per share amounts)

	Quarter Ended			Nine Months Ended
	Sept. 25, 2005 (Unaudited)	Jun. 26, 2005 (Unaudited)	Sept. 26, 2004 (Unaudited)	Sept. 25, 2005 (Unaudited)	Sept. 26, 2004 (Unaudited)
Net sales	$1,522,755	$1,259,918	$1,239,459	$4,009,301	$3,737,729

Cost of sales	896,261	765,954	738,026	2,469,663	2,289,935
Research and development	289,018	272,584	230,896	814,724	681,807
Marketing, general and administrative	258,748	228,511	202,179	698,974	561,389
Restructuring and other special charges, net	—	—	—	—	2,514

	1,444,027	1,267,049	1,171,101	3,983,361	3,535,645

Operating income (loss)	78,728	(7,131)	68,358	25,940	202,084

Interest income and other, net	6,054	3,098	2,502	13,126	11,280
Interest expense	(30,615)	(25,653)	(25,148)	(80,513)	(83,258)

Income (loss) before minority interest and income taxes	54,167	(29,686)	45,712	(41,447)	130,106

Minority interest in loss of subsidiary	21,227	37,905	3,008	105,985	1,832

Provision (benefit) for income taxes	(606)	(3,100)	4,872	(5,358)	10,819

Net income	76,000	11,319	43,848	69,896	121,119

Net income per common share

Basic	$0.19	$0.03	$0.12	$0.18	$0.34

Diluted	$0.18	$0.03	$0.12	$0.17	$0.32

Shares used in per share calculation

- Basic	399,025	395,414	355,254	395,839	353,412
- Diluted	443,681	405,739	417,576	409,586	418,531

Advanced Micro Devices, Inc.

RECONCILIATION OF NET INCOME TO EBITDA

(Thousands)

	Quarter Ended			Nine Months Ended
	Sept. 25, 2005 (Unaudited)	Jun. 26, 2005 (Unaudited)	Sept. 26, 2004 (Unaudited)	Sept. 25, 2005 (Unaudited)	Sept. 26, 2004 (Unaudited)
Net income	$76,000	$11,319	$43,848	$69,896	$121,119
Depreciation and amortization	290,750	318,455	304,731	942,086	895,104
Interest income	(9,510)	(7,194)	(4,415)	(23,589)	(10,122)
Interest expense	30,615	25,653	25,148	80,513	83,258
Provision (benefit) for income taxes	(606)	(3,100)	4,872	(5,358)	10,819

EBITDA	$387,249	$345,133	$374,184	$1,063,548	$1,100,178

Advanced Micro Devices, Inc.

CONSOLIDATED BALANCE SHEETS

(Thousands)

	Sept. 25, 2005	Jun. 26, 2005	Dec. 26, 2004*
	(unaudited)	(unaudited)
Assets

Current assets:
Cash, cash equivalents and short-term investments	$1,342,167	$1,220,064	$1,195,559
Accounts receivable, net	861,799	735,687	719,572
Inventories	931,763	911,163	874,790
Prepaid expenses and other current assets	272,442	309,491	350,240
Deferred income taxes	54,232	71,656	87,836

Total current assets	3,462,403	3,248,061	3,227,997

Property, plant and equipment, net	4,305,129	4,145,483	4,233,807
Other assets	376,169	379,018	382,406

Total Assets	$8,143,701	$7,772,562	$7,844,210

Liabilities and Stockholders’ Equity

Current liabilities:
Notes payable	$75,656	$50,412	$—
Accounts payable	941,651	757,274	655,123
Accrued compensation and benefits	232,446	163,063	191,431
Accrued liabilities	402,895	461,651	445,341
Restructuring accruals	21,355	20,077	18,997
Income taxes payable	12,245	17,971	47,145
Deferred income on shipments to distributors	163,652	148,625	141,738
Current portion of long-term debt and capital lease obligations	224,024	254,233	230,828
Other current liabilities	137,583	124,378	115,773

Total current liabilities	2,211,507	1,997,684	1,846,376

Deferred income taxes	50,630	68,131	104,246
Long-term debt and capital lease obligations	1,693,465	1,591,584	1,628,268
Other long-term liabilities	436,802	462,314	414,626
Minority interest in subsidiary	777,052	806,240	840,641

Stockholders’ equity:
Capital stock:
Common stock, par value	4,020	3,963	3,917
Capital in excess of par value	2,438,504	2,370,339	2,316,669
Retained earnings	378,067	302,206	308,497
Accumulated other comprehensive income	153,654	170,101	380,970

Total stockholders’ equity	2,974,245	2,846,609	3,010,053

Total Liabilities and Stockholders’ Equity	$8,143,701	$7,772,562	$7,844,210

*	Derived from the December 26, 2004 audited financial statements of Advanced Micro Devices, Inc.

AMD

Selected Corporate Data

(Unaudited)

	Quarter Ended						Nine Months Ended
Segment Information	Sept. 25, 2005		Jun. 26, 2005		Sept. 26, 2004		Sept. 25, 2005		Sept. 26, 2004
Computation Products (1)
Revenue	$969	M	$767	M	$673	M	$2,486	M	$1,798	M
Operating Income (Loss)	209	M	110	M	89	M	410	M	214	M

Memory Products (2)
Revenue	516	M	462	M	538	M	1,425	M	1,839	M
Operating Income (Loss)	(50	)M	(90	)M	15	M	(249	)M	74	M

Personal Connectivity Solutions Products (3)(4)
Revenue	35	M	30	M	29	M	95	M	101	M
Operating Income (Loss)	(14	)M	(12	)M	(19	)M	(40	)M	(33	)M

All Other (4)
Revenue	2	M	0	M	0	M	3	M	0	M
Operating Income (Loss)	(66	)M	(16	)M	(17	)M	(95	)M	(54	)M

Total AMD
Revenue	1,523	M	1,260	M	1,239	M	4,009	M	3,738	M
Operating Income (Loss)	79	M	(7	)M	68	M	26	M	202	M

Other Data	Sept. 25, 2005		Jun. 26, 2005		Sept. 26, 2004		Sept. 25, 2005		Sept. 26, 2004
Depreciation & Amortization	$291	M	$318	M	$305	M	$942	M	$895	M
Capital Additions	$362	M	$303	M	$407	M	$1,183	M	$970	M
Headcount	17,682		16,694		15,451		17,682		15,451

International Sales	78%		76%		77%		78%		80%
Research and Development	$289	M	$273	M	$231	M	$815	M	$682	M
EBITDA	$387	M	$345	M	$374	M	$1,064	M	$1,100	M

(1)	Computation Products segment includes PC processors and Chipsets.
(2)	Memory Products segment includes Flash memory products of AMD and Spansion LLC.
(3)	The Personal Connectivity Solution Products segment includes Embedded Processors and Products for global commercial and consumer markets.
(4)	The All Other category includes certain operating expenses and credits that are not allocated to the operating segments and, starting Q3-05, includes Personal Internet Communicator (PIC) products. Prior period information has been restated to conform to the current period presentation.

Note:	Figures may not foot due to rounding.